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                                                                      EXHIBIT 11



                STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                                (In thousands)



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                                                                  Quarter Ended                     Two Quarters Ended
                                                         --------------------------------    --------------------------------
                                                            July 14,          July 13,          July 14,          July 13,
                                                              1996              1997              1996              1997
                                                         --------------    --------------    --------------    --------------
Primary earnings per share:
  Weighted average number of shares outstanding......            63,648            65,724            61,848            65,145
  Dilutive effect of common stock options
     and warrants....................................             3,483             1,724             3,675             2,595
                                                         --------------    --------------    --------------    --------------
  Adjusted primary weighted average number of
     common and equivalent shares outstanding........            67,131            67,449            65,523            67,740
                                                         ==============    ==============    ==============    ==============
Fully diluted earnings per share:
  Weighted average number of shares outstanding......            63,648            65,724            61,848            65,145
  Dilutive effect of common stock options,
     warrants and convertible subordinated
     debentures......................................             3,483             6,355             3,675             7,226
                                                         --------------    --------------    --------------    --------------
  Adjusted fully diluted weighted average number
     of common and equivalent shares outstanding.....            67,131            72,079            65,523            72,371
                                                         ==============    ==============    ==============    ==============
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Note:  For purposes of calculating fully diluted earnings per share for the quarter and two quarters ended July 13, 1997, interest expense, net of taxes of
$2.1 million and $4.9 million, respectively, is added to net income.